UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2021

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2701 Kent Avenue
West Lafayette, Indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Common Shares	NOTV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The information provided in Item 2.02 and Item 9.01 of this Form 8-K is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 2.02 and Item 9.01 of this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.02 Results of Operations and Financial Condition.

On December 16, 2021, Inotiv, Inc. issued a press release announcing financial results for the three and twelve months of fiscal 2021 ended September 30, 2021. The full text of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 4.02 Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 15, 2021, the Company's management and the Audit Committee of the Board of Directors concluded that, due to a failure to properly account for certain tax attributes related to an acquisition that occurred in the Company's third fiscal quarter, the Company's previously issued unaudited interim financial statements as of and for the three and nine months ended June 30, 2021 included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") on August 13, 2021 should no longer be relied upon.  Specifically, management and the Audit Committee concluded that, in accordance with ASC 805-740, the Company should have established a deferred tax liability with an offset to goodwill in connection with the accounting for the opening balance sheet of the Bolder BioPATH acquisition as a result of book-to-tax differences primarily related to the customer relationship intangible and property and equipment identified in the Company’s June 30, 2021 quarterly financial statements. Subsequent to the establishment of the deferred tax liability as of the opening balance sheet, the Company should have reversed a portion of its (i.e. the acquiror) pre-existing valuation allowance and taken the income tax benefit through the statement of operations for the three and nine months ended June 30, 2021.  The impact of these adjustments is to increase the amount of goodwill and deferred tax liability recorded on the June 30, 2021 balance sheet by approximately $4.9 million and to reduce our valuation allowance recorded on the June 30, 2021 balance sheet and increase income tax benefit in the statements of operations for the three and nine month periods ended June 30, 2021 by approximately $4.9 million.  Each of these adjustments is a non-cash item.

The Company intends to restate its historical financial results as soon as possible for the affected periods in an amendment to its Quarterly Report on Form 10-Q for the period ended June 30, 2021 as filed with the Commission on August 13, 2021.

The Company’s management has concluded that in light of the error described above, a material weakness existed in the Company’s internal control over financial reporting related to accounting for taxes relating to acquisitions that qualify as a stock acquisition for tax purposes and that the Company’s disclosure controls and procedures were not effective  as of June 30, 2021. The Company’s remediation plan with respect to such material weakness includes engaging with highly qualified tax advisors and will be described in more detail in the amendment to the third quarter Form 10-Q.

The Company's Audit Committee discussed the matters described in this Item 4.02 with RSM US LLP, the Company's independent registered accounting firm.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

99.1	Inotiv, Inc. press release dated December 16, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inotiv, Inc.

Date: December 16, 2021	By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer, Vice President – Finance